Exhibit 99.1

QSAM Biosciences Signs Term Sheet to be Acquired by Telix Pharmaceuticals;

Receives $2 Million Pre-Closing Collaboration and Option Fee

Austin, TX; November 14, 2023 – QSAM Biosciences Inc. (OTCQB: QSAM), a company developing therapeutic radiopharmaceuticals for the treatment of primary and secondary bone cancer and related conditions, has signed a non-binding term sheet (the “Term Sheet”) with Telix Pharmaceuticals (US) Inc., a subsidiary of Telix Pharmaceuticals Limited (ASX: TLX) (collectively, “Telix”) providing material terms for the acquisition of the Company by Telix by means of a merger (the “Acquisition”). Upon signing of the Term Sheet, Telix has agreed to pay the Company a US$2 million Pre-Closing Collaboration and Option Fee (the “Collaboration Fee”) to advance the Company’s development efforts based on mutually agreed goals and to provide sixty days of exclusivity pending completion of diligence and execution of a definitive acquisition agreement.

Among the material terms still subject to diligence and definitive agreements, upon closing of the Acquisition, Telix is expected to pay a total of US$33.1 million in Telix stock and up to US$90 million in contingent clinical and commercial milestone payments through a Contingent Value Rights (“CVR”) structure. If the Acquisition does not close, the Collaboration Fee will be converted to Company common stock at a price of 6.70 per share.

Dr. C. Richard Piazza, QSAM’s Executive Chairman and co-Founder, stated, “We are thrilled to commence working with Telix by virtue of the Collaboration Fee to advance our technology and pursue a definitive agreement leading to the acquisition of QSAM by Telix. Over the last few months, we have gotten to know Telix’s unique strengths and resources in the radiopharmaceutical space and believe a business combination with them would provide the greatest chances of success for CycloSam® and for our shareholders. We will be working diligently to try to get this transaction completed in the first quarter of 2024.”

Dr. Christian Behrenbruch, Managing Director and Group CEO of Telix, continued, “We are pleased to announce our intention to acquire QSAM. This acquisition will bring a validated therapeutic candidate with the potential to accelerate development under the Orphan Drug and Rare Pediatric Disease designations, and a highly experienced team that has completed numerous FDA approvals. With CycloSam® we plan to leverage Telix’s extensive experience and success in distributing short-life radiopharmaceuticals using a cold kit product from a nuclear pharmacy. Given these factors, we see a strong pathway to commercialization.”

The Acquisition is subject to the satisfactory completion of diligence by both parties, execution of definitive agreements, and approval by the QSAM shareholders, among other conditions.

About Telix Pharmaceuticals Limited

Telix is a biopharmaceutical company focused on the development and commercialisation of diagnostic and therapeutic radiopharmaceuticals and associated medical devices. Telix is headquartered in Melbourne, Australia with international operations in the United States, Europe (Belgium and Switzerland), and Japan. Telix is developing a portfolio of clinical-stage products that aims to address significant unmet medical needs in oncology and rare diseases. Telix is listed on the Australian Securities Exchange (ASX: TLX).

Visit www.telixpharma.com for further information about Telix, including details of the latest share price, announcements made to the ASX, investor and analyst presentations, news releases, event details and other publications that may be of interest. You can also follow Telix on LinkedIn.

Telix’s lead product, gallium-68 (68Ga) gozetotide (also known as 68Ga PSMA-11) injection, has been approved by the U.S. Food and Drug Administration (FDA),1 by the Australian Therapeutic Goods Administration (TGA),2 and by Health Canada.3

About QSAM Biosciences

QSAM Biosciences, Inc. is developing nuclear medicines for the treatment of cancer and other diseases. QSAM’s initial technology, CycloSam® (Samarium-153 DOTMP), is a clinical-stage bone-targeting radiopharmaceutical developed by IsoTherapeutics Group LLC, pioneers in the nuclear medicine space who also developed the FDA-approved Quadramet® (Samarium-153 EDTMP), which is indicated for bone cancer pain palliation. QSAM is led by an experienced executive team and board of directors that have completed numerous FDA approvals and multiple successful biotech exits.

CycloSam® is currently being studied in a multi-site, open-label, dose escalating Phase 1 safety trial with a focus on bone cancer that has metastasized from the breast, lung, prostate or other organs. Early data has indicated safety and signs of efficacy, including significant pain relief that patients have reported lasting for several months after treatment. QSAM has also received Orphan Drug and Rare Pediatric Disease Designations from the FDA for the indication of osteosarcoma, a disease that mostly affects children and young adults.

CycloSam® uses a patented formulation of low specific activity Samarium-153 (resulting in far less long-lived europium impurities) and DOTMP, a chelator that targets sites of high bone turnover and is believed to reduce or eliminate off-target migration, making it, in management’s opinion based on scientific data, an ideal agent to treat primary and secondary bone cancers. Through the carrier vehicle DOTMP, CycloSam® delivers targeted radiation selectively to the skeletal system with high uptake adjacent to areas of bone tumors where the beta-emitting Samarium-153 can irradiate and potentially destroy cancer cells.

Legal Notice Regarding Forward-Looking Statements: This news release contains “forward-looking statements.” These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, the satisfactory completion diligence by both parties, successful negotiation and execution of definition agreements, and other general market and geo-political events that are outside the Company’s control. This is not an offering of securities, and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

QSAM Communications

ir@qsambio.com

Namrata Chand, VP-Operations

1 Telix ASX disclosure 20 December 2021.

2 Telix ASX disclosure 2 November 2021.

3 Telix ASX disclosure 14 October 2022.

4 Telix ASX disclosure 3 April 2023.